EXHIBIT 99.1

Contacts:

Investors:  Judy Hayes, InterMune, Inc., 415-466-2228, ir@intermune.com

Media:  Carolyn Bumgardner Wang, WeissComm Partners, Inc. 415-362-5018, carolyn@weisscommpartners.com

InterMune Receives Subpoena from the Department of Justice

Brisbane, Calif., November 9, 2004 — InterMune, Inc. (Nasdaq: ITMN) announced that it received a subpoena from the U.S. Department of Justice (DOJ) requiring InterMune to provide the DOJ with certain information relating to Actimmune, including information regarding the promotion and marketing of Actimmune.  InterMune intends to cooperate with the Department of Justice.

About InterMune

InterMune is a biopharmaceutical company focused on developing and commercializing innovative therapies in hepatology and pulmonology. The Company has a broad and deep late-stage product portfolio addressing hepatitis C virus (HCV) infections, particularly nonresponders, and idiopathic pulmonary fibrosis (IPF). Leading the hepatology portfolio is the DIRECT Trial, a Phase III study of daily Infergen® (interferon alfacon-1) plus ribavirin, and a Phase IIb trial of daily Infergen plus Actimmune® (interferon gamma-1b) with and without ribavirin for the treatment of HCV patients who do not respond to first-line therapy. In addition, InterMune has an early stage small molecule program targeted at the HCV protease. The pulmonology portfolio includes pirfenidone and Actimmune. Pirfenidone is being developed for the treatment of IPF and for the treatment of Hermansky-Pudlak Syndrome. Actimmune is being investigated in the INSPIRE Trial, a Phase III study in patients with IPF. For additional information about InterMune and its development pipeline, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2004 and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune for the treatment of IPF; (iii) risks related to potential increases in Infergen sales; (iv) reimbursement risks associated with third-party payors; (v) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (vi) risks related to significant regulatory, supply and competitive barriers to entry; (vii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (viii) risks related to achieving positive clinical trial results; (ix) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.

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